SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT — April 4, 2008
(Date of Earliest Event Reported)
CINCINNATI BELL INC.
(Exact name of registrant as specified in its charter)
Commission File No. 1-13696

Ohio	31-1056105

(State of Incorporation)	(I.R.S. Employer Identification No.)

221 East Fourth Street, Cincinnati, Ohio	45202

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (513) 397-9900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective April 4, 2008, Jakki L. Haussler and Lynn A. Wentworth were appointed to the Board of Directors (the “Board”) of Cincinnati Bell Inc. (the “Company”). Ms. Haussler was appointed as a Class I director to fill an existing vacancy on the Board and will serve a term expiring at the 2009 Annual Meeting of Shareholders and until her successor is elected. Ms. Haussler is expected to be appointed by the Board to serve as a member of the Governance and Nominating Committee. Ms. Wentworth was appointed as a Class II director to fill an existing vacancy on the Board and will serve a term expiring at the 2010 Annual Meeting of Shareholders and until her successor is elected. Ms. Wentworth is expected to be appointed by the Board to serve as a member of the Audit and Finance Committee. Ms. Haussler and Ms. Wentworth will receive compensation from the Company for service on the Board on the same terms as other non-employee members of the Board.
The press release issued by the Company on April 7, 2008 announcing Ms. Haussler’s and Ms. Wentworth’s appointment to the Board is attached hereto as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibit:

99.1	Press Release, dated April 7, 2008, announcing Jakki L. Haussler’s and Lynn A. Wentworth’s appointment to the Board of Directors of Cincinnati Bell Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.
By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President, General Counsel and Secretary

Date: April 7, 2008

EXHIBIT INDEX

Exhibit No.	Exhibits

99.1	Press Release, dated April 7, 2008, announcing Jakki L. Haussler’s and Lynn A. Wentworth’s appointment to the Board of Directors of Cincinnati Bell Inc.